Exhibit 99.1

FOR IMMEDIATE RELEASE

KMG CHEMICALS REPORTS SECOND QUARTER RESULTS

HOUSTON, TX – March 10, 2009 – KMG Chemicals, Inc. (NASDAQ: KMGB), a global provider of specialty chemicals in carefully focused markets, today announced financial results for the second quarter and six months ended January 31, 2009, and discussed its outlook for the remainder of the year.

Overview of Second Quarter and First Half Results

For the second quarter, net sales increased 41% to $44.2 million compared to the second quarter of 2008, which only included one month of ownership of the Electronic Chemicals business.  As previously announced, higher priced raw materials in inventory impacted margins in the second quarter, resulting in operating income of $2.5 million versus $3.0 million in the second quarter of last year.  KMG reported net income of $903,000 or $0.08 per diluted share for the second quarter, compared to $1.6 million $0.14 per diluted share in the second quarter of last year.

For the first half of fiscal 2009, net sales rose 83% to $96.4 million, operating income increased 8% to $6.0 million, and net income was $2.5 million or $0.22 per diluted share versus $3.1 million or $0.28 per diluted share in the same period in fiscal 2008.   During the first half, the Company incurred substantial costs for transitional services associated with KMG’s December 31, 2007 acquisition of the Electronic Chemicals business from Air Products and Chemicals, Inc., while at the same time KMG had incurred cost associated with building and staffing its post-transition infrastructure.  The Company believes that the redundant systems added approximately $600,000 in additional expense in the first quarter, and it also incurred approximately $434,000 in fees to consultants assisting in the integration of the business during that same quarter.

Mr. Neal Butler, President and CEO of KMG, commented, “We are pleased with the sales levels achieved in the second quarter, especially in light of the economic environment.  Second quarter sales reflect an additional two months of operations of the Electronic Chemicals business in this year’s period versus last year, as well as 9% growth in Creosote sales, somewhat offset by lower Penta and Animal Health sales.  The higher priced raw materials in inventory were principally associated with our Wood Preservatives business, and the majority has now moved through our inventory system.  The cost of several key raw materials in our Wood Preservatives business have declined notably, and as a result, we expect a positive impact on our Wood Preservatives margins in the second half of our fiscal year.  Additionally, in January, we implemented price increases on a number of products in our Electronic Chemicals and Wood Preservatives businesses.”

Segment Overview & Trends

Of the $44.2 million in second quarter 2009 net sales, Electronic Chemicals contributed $21.6 million, Wood Preservatives generated $20.4 million and Animal Health contributed $2.2 million.  In the second quarter of fiscal 2008, Wood Preservatives and Animal Health generated net sales of $19.9 million and $2.9 million, respectively, and Electronic Chemicals contributed $8.6 million in its one month of operation in the second quarter of 2008.

The breakdown in contribution to operating income by segment during the second quarter was as follows: $1.5 million was contributed by Electronic Chemicals in the second fiscal 2009 quarter versus $306,000 from the one month the business was owned in last year’s second quarter; $2 million from Creosote and $1.6 million from Penta in 2009 versus $2.5 million and $1.9 million from Creosote and Penta respectively in the second fiscal 2008 quarter.  Animal Health incurred an operating loss of $259,000 in the second quarter of fiscal 2009, versus a contribution of $167,000 in the second quarter of last year.

Electronic Chemicals

Electronic Chemicals demand softened late in the second fiscal quarter as the economic downturn began to impact the semiconductor industry.  At the close of the first quarter of fiscal 2009, the Electronic Chemicals segment was on track to generate approximately $105 million of annualized net sales, but the performance during the second quarter equates to annualized sales of approximately $86 million.

Mr. Butler commented, “Despite the slowdown in sales we experienced in the second quarter as well as the first quarter integration costs associated with the acquisition, the Electronic Chemicals business was accretive to earnings in the first half of fiscal 2009.  We anticipate sales to continue at these lower levels through the end of the fiscal year, but are confident in our ability to maintain profitability in this business.  We are focused on extensive cost savings initiatives identified during the last four months since integrating the business into KMG’s operations and transitioning onto our systems.  These initiatives should not only assist us during this downturn, but position us very strongly for the future rebound in the semiconductor manufacturing market.”

Creosote

Creosote sales increased 9% to $14.6 million due to higher prices despite a 13% decline in sales volume in the second quarter compared with the prior year period.  This followed a strong first fiscal quarter for Creosote sales.  Mr. Butler stated, “Creosote sales remained strong in our first half despite the current economic uncertainty.  Sales volumes in the first half were equivalent to the same period of fiscal 2008.  We expect sales volumes in this segment to decrease moderately in the second half versus the same period last year, but remain at what we consider to be healthy levels.”

Penta

Penta revenues were $5.8 million in the second quarter compared to $6.6 million in the prior year period.  Mr. Butler commented, “Penta volumes were down approximately 10% in the first half of the year due to lower pole replacement rates by electric utilities.  The ice storms that hit the upper Midwest earlier in the winter were responsible for a moderate increase in demand early in the third quarter, but we have no clear indication as to how long this will continue, and are planning for a slight decline in volume in the second half of the fiscal year relative to 2008 as utilities closely monitor maintenance.  However, we do expect unit gross margins to show comparable-period improvement during that timeframe due to the aforementioned decline in raw material costs.”

Animal Health

Net sales for the Animal Health segment were $2.2 million in the current second quarter, compared to $2.9 million in the same period of the prior fiscal year.  Although energy prices have dropped significantly from recent highs, animal growers are still suffering from high costs for feed, fuel and fertilizer.  These factors are expected to continue to adversely affect Animal Health sales.  However, field inventories at the distribution level are comparatively lower than last year and the severity of the upcoming parasitic fly season should drive users’ purchase decisions closer to the actual use season.  This fiscal year-to-date, we obtained several Latin American registrations and shipped product to four countries.  Additional Latin American registrations are expected by the end of fiscal 2009.  In the U.S., our Avenger® ear tag maintains a market leadership position.  With the addition of the Electronic Chemicals business and the increased revenue from our Wood Preservatives business, the overall impact of the Animal Health business on KMG will be limited as the segment now represents less than 10% of the Company’s total sales.  Of note, net sales of Animal Health pesticides have historically been seasonally weighted to KMG’s third and fourth quarters.

Balance Sheet Discussion

John V. Sobchak, CFO of KMG, commented, “Working capital at the close of the second quarter was $39.4 million and shareholders’ equity was $61.4 million, resulting in book value of $5.54 per share.  The second quarter is normally a time that our working capital requirements expand due to the seasonality of the Animal Health segment.  However, we also increased our revolver borrowings to $17 million during the second quarter due to (i) higher inventory levels primarily associated with the sudden slowdown in the Electronic Chemicals market, and (ii) the decrease in payables associated with transitioning Electronic Chemicals’ purchasing and payables functions from the seller to KMG.  The credit agreement  was amended effective January 30, 2009 primarily to increase the debt to EBITDA ratio requirement covering our second and third fiscal quarters.  We anticipate repaying the revolver by fiscal year end.  We are actively engaged in optimizing our inventory levels and further reducing the receivables inherited from the seller of the Electronic Chemicals business, and believe that our reduction in working capital needs by fiscal year end alone would enable the repayment of the $17 million borrowed on our revolver.”

Two of the Company’s Electronic Chemicals customers that are manufacturers of memory devices recently filed for Chapter 11 bankruptcy protection.  These two customers represent the only significant exposure the Company had to this particular segment of the electronics market, which has been under particularly severe economic pressure.  As a result of these filings, KMG has increased its bad debt allowance by $133,000, which adversely impacted operating income in the second quarter by the same amount.

Outlook

Mr. Butler concluded, “While second quarter earnings were lower than originally expected, we believe the Company is well positioned in the current economy to have a stronger second half.  Although we expect fiscal 2009 revenues to fall modestly below our original $200 million benchmark due to the economic slowdown, we still anticipate revenue growth for the year of approximately 20%, and expect earnings to improve notably over fiscal 2008.  Looking further ahead, we remain confident in KMG’s ability to continue to execute on the Company’s proven business model of acquiring, optimizing and growing specialty chemical businesses.  Our goal is to complete our next acquisition in fiscal 2010 and we are seeing attractive opportunities in this economic environment.  Importantly, we have the infrastructure in place to support continued growth.”

Conference Call

Messrs. Butler and Sobchak will conduct a conference call focusing on the financial results at 10:00 a.m. ET today, Tuesday, March 10, 2009.  Interested parties may participate in the call by dialing 866-861-6730.  Please call in 10 minutes before the call is scheduled to begin, and ask for the KMGB call.

The conference call will also be webcast live via the Investor Relations section of KMG’s website at www.kmgchemicals.com.  To listen to the live call please go to the website at least 15 minutes early to register, download and install any necessary audio software.  If you are unable to listen live, the conference call will be archived on the website.

About KMG

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to carefully focused markets.  The Company grows by acquiring and optimizing stable chemical product lines and businesses with established production processes.  Its current operations are focused on the wood treatment, electronic, and agricultural chemical markets.  For more information, visit the Company’s web site at www.kmgchemicals.com.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

Contacts:

John V. Sobchak	Investor Relations Counsel:
Chief Financial Officer	The Equity Group Inc.
KMG Chemicals, Inc.	Melissa Dixon
713-600-3814	212-836-9613
JSobchak@kmgchemicals.com	MDixon@equityny.com
www.kmgchemicals.com
Linda Latman
212-836-9609
LLatman@equityny.com
www.theequitygroup.com

(See accompanying tables)

KMG Chemicals, Inc.

Consolidated Statements of Income

(UNAUDITED)

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	January 31,		January 31,
	2009	2008	2009	2008

NET SALES	$44,207	$31,452	$96,440	$52,775

COST OF SALES	30,471	21,313	67,174	35,830

Gross Profit	13,736	10,139	29,266	16,945

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	11,229	7,140	23,234	11,368

Operating income	2,507	2,999	6,032	5,577

OTHER INCOME (EXPENSE):
Interest & dividend income	4	171	6	420
Interest expense	(785)	(582)	(1,664)	(780)
Other	(247)	(25)	(280)	(30)

Total other income (expense)	(1,028)	(436)	(1,938)	(390)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	1,479	2,563	4,094	5,187

Provision for income taxes	(572)	(992)	(1,571)	(1,946)
Income (loss) from discontinued operations	(4)	1	(4)	(116)

NET INCOME	$903	$1,572	$2,519	$3,125

EARNINGS PER SHARE:
Basic	$0.08	$0.14	$0.23	$0.29
Diluted	$0.08	$0.14	$0.22	$0.28

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	11,083	11,010	11,076	10,957
Diluted	11,221	11,263	11,222	11,232

SUPPLEMENTAL DATA:
Depreciation and amortization expense	1,610	1,211	3,388	2,167

Balance Sheet Highlights

(In thousands)

(UNAUDITED)

	January 31,	July 31,
	2009	2008

Cash and cash equivalents	$1,245	$2,605

Total assets	153,077	155,798

Long-term debt including current portion	66,032	61,016

Shareholders’ equity	61,447	63,687